UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of report (Date of earliest event reported): March 18, 2004



                        BROWN JORDAN INTERNATIONAL, INC.
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             (Exact Name of Registrant as Specified in its Charter)


                                     Florida
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                 (State or Other Jurisdiction of Incorporation)


                               0-25246 63-1127982
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           (Commission File Number) (IRS Employer Identification No.)


             1801 North Andrews Avenue, Pompano Beach, Florida 33069
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               (Address of Principal Executive Offices) (Zip Code)

                                 (954) 960-1100
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              (Registrant's Telephone Number, Including Area Code)



                                 Not Applicable
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          (Former Name or Former Address, if Changed Since Last Report)

ITEM 5.  Other Events.

     On March 18, 2004, Brown Jordan International, Inc. (the "Company") announced that it has obtained the requisite consent of the holders of senior subordinated notes to amend the senior subordinated indenture, enabling the Company to pay to note holders the unpaid interest payment previously due February 17, 2004. Trivest Fund III, L.P., one of the Company's equity sponsors, will provide financing for this payment to the Company. The indenture amendment and the terms of the loan from Trivest Fund III, L.P. to fund the interest payment have been approved by the Company's board of directors. Further, the Company has reached an agreement in principle with its senior bank group to obtain an extension of the existing forbearance agreement with respect to the Company's existing senior secured credit facility. As part of the extension of the forbearance agreement, the Company has obtained the bank group's consent to the indenture amendment described above and has reached an agreement in principle, subject to definitive documentation and internal approvals, on a proposed amendment to the senior secured credit facility.

     Additionally, the Company has entered into a proposal letter agreement with a financial institution for a revolving line of credit, and has received a commitment letter from an investment firm of recognized standing for a term loan, the proceeds of which would refinance, in its entirety, the Company's existing senior secured credit facility. The terms of the proposed financings, if consummated, will provide the Company with enhanced liquidity to fund its operations and growth initiatives as well as service its debt on a go forward basis without the need for additional funding from any other sources for the foreseeable future. While there can be no assurance, the Company expects the financings to close within the next 30 days.



ITEM 7.  Financial Statements and Exhibits.

        (c) EXHIBIT NO.    DOCUMENT

            99.1           Press Release of Brown Jordan International, Inc.
                           dated March 18, 2004 announcing new financing transactions

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   BROWN JORDAN INTERNATIONAL, INC.



Date:   March 18, 2004             By:  /s/ John W. Frederick
                                   -----------------------------------
                                   John W. Frederick
                                   Executive Vice President and
                                   Chief Administrative Officer

                                  EXHIBIT INDEX



EXHIBIT NO.      DOCUMENT

 99.1 Brown Jordan International, Inc. Press Release dated March 18, 2004 announcing new financing transactions.

EXHIBIT 99.1

           BROWN JORDAN INTERNATIONAL ANNOUNCES FINANCING TRANSACTIONS


     Pompano Beach, FL (March 18, 2004) -- Brown Jordan International, Inc. ("Company") announced today that it has obtained the requisite consent of the holders of senior subordinated notes to amend the senior subordinated indenture, enabling the Company to pay to note holders the unpaid interest payment previously due February 17, 2004. Trivest Fund III, L.P., one of the Company's equity sponsors, will provide financing for this payment to the Company. The indenture amendment and the terms of the loan from Trivest Fund III, L.P. to fund the interest payment have been approved by the Company's board of directors. Further, the Company has reached an agreement in principle with its senior bank group to obtain an extension of the existing forbearance agreement with respect to the Company's existing senior secured credit facility. As part of the extension of the forbearance agreement, the Company has obtained the bank group's consent to the indenture amendment described above and has reached an agreement in principle, subject to definitive documentation and internal approvals, on a proposed amendment to the senior secured credit facility.

     Additionally, the Company has entered into a proposal letter agreement with a financial institution for a revolving line of credit, and has received a commitment letter from an investment firm of recognized standing for a term loan, the proceeds of which would refinance, in its entirety, the Company's existing senior secured credit facility. The terms of the proposed financings, if consummated, will provide the Company with enhanced liquidity to fund its operations and growth initiatives as well as service its debt on a go forward basis without the need for additional funding from any other sources for the foreseeable future. While there can be no assurance, the Company expects the financings to close within the next 30 days.


ABOUT BROWN JORDAN INTERNATIONAL

     Brown Jordan International, Inc., designs, manufactures and markets retail and contract furnishings under the brand names Brown Jordan, Tommy Bahama, Pompeii, Winston, Vineyard, Molla, Tradewinds, Stuart Clark, Werner Woods, Casual Living, Southern Wood Products, Loewenstein, Charter, Lodging by Charter, Woodsmiths, Wabash Valley, Texacraft, and Tropic Craft. Brown Jordan International's corporate office is located in Pompano Beach, Florida with offices and manufacturing facilities located both domestically and internationally.

     Brown Jordan International, Inc. is an affiliate of Trivest Partners, L.P., a private investment firm, which is a leading provider of equity for middle market corporate acquisitions, recapitalizations and growth capital financings. Since its founding in 1981, Trivest has sponsored more than 115 acquisitions and recapitalizations, totaling approximately $2.0 billion in value. Trivest recently closed its third institutional investment fund, Trivest Fund III, L.P., with $316.1 million in total commitments. For more information, please visit www.trivest.com.